Exhibit 99.1

RailAmerica Elects Harold Curtis to Board of Directors

Boca Raton, FL – September 30, 2004– RailAmerica, Inc. (NYSE:RRA) announced today that Harold R. Curtis was elected to the Company’s Board of Directors effective October 1, 2004. Mr. Curtis will serve as an independent director until the annual shareholders meeting in 2006, and will serve as a member of the Company’s Audit Committee.

Mr. Curtis, 66, is a former Executive Vice President and Chief Financial Officer of The MARC Group, a publicly owned marketing services firm acquired by Omnicom Group in 1999, and from which he retired in 2003. During his 21 year tenure at The MARC Group, his responsibilities included accounting, budgeting and financial reporting. Mr. Curtis is a licensed CPA in the state of Texas. He also graduated from Texas Christian University and served in the U.S. Marine Corps.

“We are pleased to have Harold Curtis join our board,” said Gus Pagonis, Chairman. “He brings extensive financial and management experience to RailAmerica. We look forward to his contribution to the continued success of our Company.”

RailAmerica, Inc. (NYSE: RRA) is a leading short line and regional rail service provider with 46 railroads operating approximately 9,000 miles in the United States and Canada. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.